Exhibit 4.5

EXECUTION VERSION

FOURTH AMENDED AND RESTATED

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

THIS FOURTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (this “Agreement”) is entered into as of February 13, 2012 by and among:

(1)                                 AdChina Ltd., an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands (the “Company”),

(2)                                 AdChina Holders I, LLC, a limited liability company duly incorporated and validly existing under the Laws of the State of Delaware (“LLC”),

(3)                                 GSR Ventures II, L.P., GSR Associates II, L.P. and Banean Holdings Ltd (together with its permitted successors and assigns, the “GSR Entities” ),

(4)                                 Uhuru Capital LLC, a limited liability company duly incorporated and validly existing under the Laws of the State of Delaware (together with its permitted successors and assigns, “Uhuru Capital”),

(5)                                 Richmond China Media, L.P., a Delaware limited partnership duly incorporated and validly existing under the Laws of the State of Delaware (together with its permitted assigns and successors, “Richmond”),

(6)                                 News America Incorporated, a corporation duly incorporated and validly existing under the Laws of Delaware (together with its permitted assigns and successors, “News Corp.”),

(7)                                 Uhuru China Media LLC (together with its permitted assigns and successors, “Uhuru Media”),

(8)                                 Richmond China Media II, L.P. (together with its permitted assigns and successors, “Richmond II”),

(9)                                 Norwest Venture Partners VII-A-Mauritius, a Mauritius private company limited by shares (“Norwest”)

(10)                          Arrowpoint Fundamental Opportunity Fund, LP, a Delaware limited partnership (“Arrowpoint Opportunity”) and Iron Horse Investments, LLC, a Colorado limited liability company (“Iron Horse”, and, together with Arrowpoint Opportunity, “Arrowpoint”),

(11)                          Catalyst China, LLC, a Delaware limited liability company (“Catalyst”),

Arrowpoint, Catelyst, Norwest, News Corp., Uhuru Capital, Uhuru Media, Richmond, Richmond II, LLC and the GSR Entities, together with their permitted successors and assigns, collectively, the “Investors”),

(12)                          CHINGWEI PETER CHENG and THE MARVELOUS ISLAND TRUST, a trust set up by CHINGWEI PETER CHENG under the Laws of the State of California (collectively, “Marvelous Trust”)

(13)                          LIANGJIE XU and MAGNOLIA TRUST, a trust set up by LIANGJIE XU and his wife under the Laws of the State of California (collectively, “Magnolia Trust”), and

(14)                          Mr. Fangjun (Alan) Yan and Universe Access Enterprises Limited and Master Field Management Limited, each a company duly incorporated and validly existing under the Laws of the British Virgin Islands (collectively, the “Founder”, together with Marvelous Trust and Magnolia Trust, collectively, the “Ordinary Holders”).

RECITALS

A.                                    The Company and certain existing investors of the Company (the “Existing Investors”) are parties to that certain Third Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of November 2, 2010 (and an accession agreement thereto dated June 14, 2011) by and among the Company and certain parties including the Existing Investors and Mr. Fangjun (Alan) Yan (the “Prior Agreement”).

B.                                    The Prior Agreement may be amended, and any provision therein waived, with the written consent of each of (i) the Company, (ii) the holders of a majority of the Series A Preferred Shares, (iii) the holders of a majority of the Series B Preferred Shares, (iv) the holders of a majority of the Series C Preferred Shares and (v) the Founder if holding more than 50% of the Ordinary Shares and providing services to the Group Companies as a full-time employee.

C.                                    It is a condition precedent under the Series D Preferred Share Purchase Agreement of even date herewith (the “Share Purchase Agreement”) to the Closing (as defined in the Share Purchase Agreement) to amend and restate the Prior Agreement with the execution of this Agreement.

D.                                    The Company, the Founder as holder of a majority in voting power of the Ordinary Shares, and certain Existing Investors as holders of a majority of the Series A Preferred Shares, holders of a majority of the Series B Preferred Shares and holders of a majority of the Series C Preferred Shares, constituting the requisite parties and voting shares necessary to amend the Prior Agreement, desire to amend and restate the Prior Agreement with this Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement.

E.                                    The parties desire to enter into this Agreement on the terms and conditions set forth herein.

In consideration of the foregoing recitals and the mutual promises hereinafter set forth, the sufficiency and adequacy of which consideration the parties hereby acknowledge, the parties hereto, intending to be legally bound, agree as follows:

1.              Interpretation.

1.1          Definitions.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person, and any shareholder, member or partner of such Person.

“Agreement” has the meaning set forth in the preamble.

“Arrowpoint” has the meaning set forth in the preamble.

“Board of Directors” means the board of directors of the Company.

“Company” has the meaning set forth in the preamble.

“Company Refusal Period” has the meaning set forth in Section 2.2(b)(ii).

“Competitor” means any Persons or Affiliates of any such Person that operates any business that is primarily directed at the same territories and/or regions as the Group Companies, that is substantially similar to or in direct competition with the business of the Group Companies.

“Control” means the power or authority, whether exercised or not, to direct the business, management and policies of a Person, directly or indirectly, or by effective control whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of the Board of Directors of such Person; the terms “Controlled” and “Controlling” have the meaning correlative to the foregoing.

“Dispute” has the meaning set forth in Section 6.10(a).

“Equity Securities” means any Ordinary Shares or Ordinary Share Equivalents or other equity securities of the Company.

“Existing Investors” has the meaning set forth in the Recitals.

“Exercising Shareholder” has the meaning set forth in Section 2.2(c)(iii).

“Fair Market Value” with respect to the Equity Securities means: (i) if such Equity Securities are traded on a stock exchange on the date in question, then the Fair Market Value will be equal to the closing price reported by the applicable composite transactions report for such date; (ii) if (i) is not applicable and if such Equity Securities are traded over-

the-counter on the date in question and are classified as a national market issue, then the Fair Market Value will be equal to the last transaction price quoted by the applicable system for such date; (iii) if neither (i) nor (ii) are applicable and if such Equity Securities are traded over-the-counter on the date in question but are not classified as a national market issue, then the Fair Market Value will be equal to the mean between the last reported representative bid and asked prices quoted by the applicable system for such date; and (iv) if none of the foregoing provisions (i)-(iii) are applicable, then the Fair Market Value will be as determined by the Company’s Board of Directors including the consent of a majority of the Preferred Directors and at least one Ordinary Director.

“Founder” has the meaning set forth in the preamble.

“Founder Share Purchase Agreement” means the Mr. Fangjun (Alan) Yan’s Restricted Stock Purchase Agreement, dated as of April 13, 2007, as amended by Amendment No.1 to the Restricted Stock Purchase Agreement dated December 28, 2007, between Mr. Fangjun (Alan) Yan and the Company, as may be further amended from time to time.

“Future Significant Holders of Ordinary Shares” has the meaning set forth in Section 6.18.

“Governmental or Regulatory Authority” means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Group Company” means the Company and any Person (other than a natural person) (i) that is directly or indirectly Controlled by the Company or (ii) whose assets, or portions thereof, are consolidated with the net earnings of the Company and are recorded on the books of the Company for financial reporting purposes in accordance with US GAAP or PRC GAAP.

“GSR Entities” has the meaning set forth in the preamble.

“HKIAC” has the meaning set forth in Section 6.10(b).

“HKIAC Rules” has the meaning set forth in Section 6.10(b).

“Holders” means any Investor that holds any Preferred Shares or any Ordinary Shares issued upon conversion thereof.

“Investors” has the meaning set forth in the preamble.

“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental or Regulatory Authority.

“LLC” has the meaning set forth in the preamble.

“Magnolia Trust” has the meaning set forth in the preamble.

“Major Holder” has the meaning set forth in Section 2.2(c)(i).

“Marvelous Trust” has the meaning set forth in the preamble.

“News Corp” has the meaning set forth in the preamble.

“Norwest” has the meaning set forth in the preamble.

“Notice” has the meaning set forth in Section 6.10(a).

“Offered Price” has the meaning set forth in Section 2.2(a).

“Offered Shares” has the meaning set forth in Section 2.2(a).

“Ordinary Director” has the meaning given to such term in the Restated Memorandum and Articles.

“Ordinary Holders” has the meaning set forth in the preamble.

“Ordinary Shares” means the Company’s ordinary shares, par value US$0.00005 per share.

“Ordinary Share Equivalents” means any indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares or any rights, options or warrants to subscribe for, purchase or otherwise acquire Ordinary Shares or convertible securities.

“Overallotment Period” has the meaning set forth in Section 2.2(c)(iii).

“Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or Governmental or Regulatory Authority or other enterprise or entity of any kind or nature.

“Preferred Director” has the meaning given to such term in the Restated Memorandum and Articles.

“Preferred Shares” means the Company’s preferred shares, par value US$0.00005 per share.

“PRC GAAP” means the Corporate Accounting Standards (2006) (企业会计准则 (2006)) as promulgated by the Ministry of Finance of the PRC and as amended and in effect from time to time.

“Prior Agreement” has the meaning set forth in the recitals.

“Prohibited Transfer” has the meaning set forth in Section 2.6(a).

“Qualified Public Offering” has the meaning given to such term in the Restated Memorandum and Articles.

“Request for Consultation” has the meaning set forth in Section 6.10(a).

“Restated Memorandum and Articles” means the Fifth Amended and Restated Memorandum of Association and Articles of Association of the Company, as amended from time to time.

“Richmond” has the meaning set forth in the preamble.

“Second Transfer Notice” has the meaning set forth in Section 2.2(b)(iii).

“Selling Holder” has the meaning set forth in Section 2.3(a).

“Series A Preferred Shares” means the Company’s Series A preferred shares, par value US$0.00005 per share.

“Series B Preferred Shares” means the Company’s Series B preferred shares, par value US$0.00005 per share.

“Series C Preferred Shares” means the Company’s Series C preferred shares, par value US$0.00005 per share.

“Series D Preferred Shares” means the Company’s Series D preferred shares, par value US$0.00005 per share.

“Share Purchase Agreement” has the meaning set forth in the recitals.

“Transfer” has the meaning set forth in Section 2.2(a).

“Transfer Notice” has the meaning set forth in Section 2.2(a).

“Transferee” has the meaning set forth in Section 2.2(a).

“Transferor” has the meaning set forth in Section 2.2(a).

“Uhuru” has the meaning set forth in the preamble.

“US GAAP” means generally accepted accounting principles in the United States.

1.2          Interpretation. For all purposes of this Agreement, except as otherwise expressly provided, (i) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under US GAAP, (iii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (vi) “or” is not exclusive, (vii) all references in this Agreement to designated Schedules, Exhibits and Annexes are to the Schedules, Exhibits and Annexes attached to this Agreement unless explicitly stated otherwise, (viii) the term “including” will be deemed to be followed by “, but not limited to,” (ix) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive, (x) the term “day” means “calendar day”, and (xi) all references to dollars are to currency of the United States and (xi) the term “voting power” refers to the number of votes attributable to holders of Ordinary Shares and Preferred Shares in accordance with the terms of the Restated Memorandum and Articles.

2.              Right of First Refusal and Co-Sale Right with respect to Ordinary Holders.

2.1          General Restriction on Transfer of Shares.

(a)           General. Except as provided in Sections 2.2, 2.3 and 2.5 of this Agreement, none of the Ordinary Holders, regardless of such Ordinary Holders’ employment status with the Company, shall sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of, in any way, all or any part of any interest in any Equity Securities now or hereafter owned or held by it.

(b)           Unpermitted Transfer Void. Any sale, assignment, transfer, pledge, hypothecation, or other encumbrance or disposition of the Equity Securities by the Ordinary Holders not made in conformance with this Agreement shall be null and void, shall not be recorded on the register of members of the Company and shall not be recognized by the Company.

2.2          Right of First Refusal.

(a)           Transfer Notice. If at any time any Ordinary Holder (a “Transferor”) proposes to transfer its Equity Securities to one or more Persons (the “Transferee”) pursuant to an understanding with such Transferee (a “Transfer”), then the Transferor shall give the Company and the Major Holders (as defined below) a written notice of the Transferor’s intention to make the Transfer (the “Transfer Notice”), which Transfer Notice shall include (i) a description of the Equity Securities to be transferred (the “Offered Shares”), (ii) the identity of the prospective Transferee, (iii) the consideration to be paid for each Offered Share (the “Offered Price”), and (iv) the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferor has received a bona fide firm offer from the prospective Transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(b)           Company’s Option

(i)            The Company shall have the opportunity to purchase all or any part of the Offered Shares.

(ii)           If the Company desires to purchase all or any part of the Offered Shares, the Company must, within the twenty (20) day period (the “Company Refusal Period”) commencing on the date of receipt of the Transfer Notice by the Company, give written notice to the Transferor of the Company’s election to purchase the Offered Shares at a price per share equal to the lesser of (i) the Offered Price, and (ii) the Fair Market Value of each Offered Share.

To the extent that the Company elects not to purchase any of the Offered Shares, the remaining Offered Shares may be purchased by the Major Holders as set forth in Section 2.2(c) below. A failure by the Company to exercise its right of first refusal within the Company Refusal Period shall be deemed a waiver of such right, however such failure shall not affect the Major Holders’ right of first refusal as set forth in Section 2.2(c) below.

(iii)          Within five (5) days after expiration of the Company Refusal Period, the Transferor will give a written notice (the “Second Transfer Notice”) to the Major Holders specifying either (A) that all or a portion of the Offered Shares was subscribed by the Company exercising its right of first refusal, or (B) that the Company waived its right to purchase any of the Offered Shares.

(c)           Major Holders’ Option.

(i)            To the extent the Company does not purchase all of the Offered Shares, each Holder of at least 4,000,000 Preferred Shares (as adjusted for any share dividends, combinations, reclassifications or splits with respect to such shares and the like), Arrowpoint, as long as Arrowpoint holds at least 1,000,000 Preferred Shares (as adjusted for any share dividends, combinations, reclassifications, or splits with respect to such shares and the like and Catalyst, as long as Catalyst holds at least 1,000,000 Preferred Shares (as adjusted for any share dividends), combinations, reclassifications, or splits with respect to such shares and the like) (each a “Major Holder”) shall have an option for a period of twenty (20) days (the “Investor Refusal Period”) from the receipt by such Major Holder of the Second Transfer Notice to elect to purchase its respective pro rata share of the remaining Offered Shares at a price per share equal to the lesser of (i) the Offered Price, and (ii) the Fair Market Value of each Offered Share, and subject to the same material terms and conditions as described in the Transfer Notice.

(ii)           Each Major Holder may exercise such purchase option and, thereby, purchase all or any portion of its pro rata share (with any re-allotments as provided below) of the remaining Offered Shares, by notifying the Transferor and the Company in writing, before expiration of the Investor Refusal Period as to the number of such shares which it wishes to purchase (including any re-allotment). For the purposes of this clause (ii), each Major Holder’s pro rata share of the remaining Offered Shares shall be equivalent to the product obtained by multiplying the aggregate number of the remaining Offered Shares by a fraction, of which the number of Equity Securities (assuming the exercise, conversion and exchange of all Ordinary Shares Equivalents) owned by such Major Holder on the date of the Second Transfer Notice shall be the numerator and the total number of Equity Securities (assuming the exercise, conversion and exchange of all Ordinary Share Equivalents) held by all Major Holders on the date of the Second Transfer Notice shall be the denominator.

(iii)          If any Major Holder fails to exercise its right to purchase its full pro rata share of the remaining Offered Shares, the Transferor shall deliver written notice within five (5) days after the expiration of the Investor Refusal Period to any Exercising Shareholder (as defined below) specifying the number of unpurchased Offered Shares. Each Major Holder that exercises in full its right of first refusal under clause (ii) above (an “Exercising Shareholder”) shall have a right of re-allotment, and may exercise an additional right to purchase such unpurchased Offered Shares by notifying the Transferor and the Company in writing within ten (10) days after receipt of the notice by the Transferor pursuant to the prior sentence of this subsection (iii) (the “Overallotment Period”); provided, however, that if the Exercising

Shareholders desire to purchase in aggregate more than the number of such unpurchased Offered Shares, then such unpurchased Offered Shares will be allocated to the extent necessary among the Exercising Shareholders in accordance with their relative pro rata shares.

(iv)          To the extent that there are any un-purchased Offered Shares with respect to which no Major Holder has exercised its right of first refusal or right of re-allotment hereunder, the Transferor may (subject to Section 2.3) sell such unpurchased Offered Shares to the Transferee at the same price and subject to the same material terms and conditions as described in the Transfer Notice provided that any such sale is effected in accordance with any applicable securities Laws.

(v)           Each Major Holder shall be entitled to apportion Offered Shares to be purchased among its Affiliates, provided that such Major Holder notifies the Transferor of such allocation.

(vi)          If any Major Holder gives the Transferor notice that it desires to purchase its pro rata share of the Offered Shares and, as the case may be, its re-allotment, then payment for the Offered Shares shall be made by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed by the parties and at the time of the scheduled closing therefor, which shall be no later than sixty (60) days after the Major Holder’s receipt of the Second Transfer Notice, unless the Second Transfer Notice contemplated a later closing with the prospective third party Transferee or unless the value of the purchase price has not yet been established pursuant to Section 2.2(d).

(d)           Valuation of Property. Should the purchase price specified in the Transfer Notice be payable in whole or in part in property other than cash or evidences of indebtedness, the cash equivalent value of the non-cash consideration will be determined by the Board of Directors (including the consent of a majority of the Preferred Directors and at least one Ordinary Director) in good faith, which determination shall be binding upon the Company, the Major Holders and the Transferor, absent fraud or error.

2.3          Right of Co-Sale.

(a)           In the event any Transferor proposes to transfer all or any portion of the Equity Securities held by such Transferor to the Transferee pursuant to a bona fide firm offer from the Transferee to purchase the Offered Shares, to the extent the Major Holders do not exercise their respective rights of first refusal as to all of the Offered Shares pursuant to Section 2.2, each Major Holder that does not purchase Offered Shares pursuant to Section 2.2(c) (a “Selling Holder”), shall have an option for a period of twenty (20) days from the end of (i) the Investor Refusal Period, or (ii) if there is an over-allotment in accordance with Section 2.2(c)(iii), the Over-allotment Period, to participate in such sale of the Equity Securities on the same terms and conditions as those being offered to the Transferor and in no event less favorable to the Transferor than those specified in the Transfer Notice. Each Selling Holder shall send notice to the Transferor indicating the number of Equity Securities the Selling Holder wishes to sell under its right to participate. To the extent one or more of the Selling Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Equity Securities that the Transferor may sell in the Transfer to the Transferee shall be correspondingly reduced.

(b)           Each Selling Holder may elect to sell up to such number of Equity

Securities equal to (on a fully converted basis) the product of (i) the aggregate number of Ordinary Shares proposed to be sold to the Transferee (including the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of Ordinary Share Equivalents) by (ii) a fraction, the numerator of which is the number of Ordinary Shares (including the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of Ordinary Share Equivalents) owned by the Selling Holder on the date of the Second Transfer Notice and the denominator of which is the total number of Ordinary Shares (including the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of Ordinary Share Equivalents) owned by all Selling Holders and the Transferor on the date of the Second Transfer Notice.

(c)           Each Selling Holder shall effect its participation in the sale by promptly delivering to the Transferor for transfer to the Transferee one or more certificates, properly endorsed for transfer, which represent the type and number of Equity Securities which such Selling Holder elects to sell; provided, however that if the prospective Transferee objects to the delivery of Equity Securities in lieu of Ordinary Shares, such Selling Holder shall only deliver Ordinary Shares (and shall convert such Equity Securities into Ordinary Shares) and deliver certificates corresponding to such Ordinary Shares. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

(d)           The share certificate or certificates that a Selling Holder delivers to the Transferor pursuant to Section 2.3(c) shall be transferred to the prospective Transferee in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Transferor shall concurrently therewith remit to such Selling Holder that portion of the sale proceeds to which such Selling Holder is entitled by reason of its participation in such sale.

(e)           To the extent that any prospective Transferee prohibits the participation of a Selling Holder exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase shares or other securities from a Selling Holder exercising its co-sale rights hereunder, the Transferor shall not sell to such prospective Transferee any Equity Securities unless and until, simultaneously with such sale, the Transferor shall purchase such shares or other securities from such Selling Holder for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

2.4          Non-Exercise of Rights.

(a)           To the extent that the Company and the Major Holders have not exercised their rights to purchase the Offered Shares within the time periods specified in Section 2.2 and the Major Holders have not exercised their rights to participate in the sale of the Offered Shares within the time periods specified in Section 2.3, the Transferor shall have a period of forty-five (45) days from the expiration of such rights in which to sell the Offered Shares to the Transferee identified in the Transfer Notice upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice.

(b)           The parties agree that each Transferee shall, prior to the consummation of any Transfer, have executed documents assuming the obligations of such Transferor under this Agreement with respect to the transferred Equity Securities. In the event the Transferor does not consummate the sale or disposition of the Offered Shares within forty-five (45) days from the expiration of such rights, the Company and the Major Holders’ first refusal rights and the Major Holders’ co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares by the Transferor until such rights lapse in accordance with the terms of this Agreement.

(c)           The exercise or non-exercise of the rights of the Company or the Major Holders under this Section 2 to purchase Equity Securities from a Transferor or the Major Holders to participate in the sale of Equity Securities by a Transferor shall not adversely affect their rights to make subsequent purchases from the Transferor of Equity Securities or subsequently participate in sales of Equity Securities by Transferor hereunder.

2.5          Limitations to Rights of First Refusal and Co-Sale. Notwithstanding anything to the contrary contained herein, none of the restrictions contained in this Section 2 shall apply to a sale, transfer or assignment, with or without consideration, by an Ordinary Holder of any Ordinary Shares (i) to the spouse or member of immediate family of an Ordinary Holder who is an individual, or to a custodian, trustee, executor, or other fiduciary for the account of such Ordinary Holder’s spouse or members of such Ordinary Holder’s immediate family, or to a trust for such Ordinary Holder’s own self, or a charitable remainder trust, or to any entity wholly owned and controlled by such Ordinary Holder and/or such Ordinary Holder’s immediate family, provided that each such Transferee or assignee, prior to the completion of the sale, transfer, or assignment, shall have executed documents assuming the obligations of such Ordinary Holders under this Agreement with respect to the transferred Ordinary Shares; (ii) to the public pursuant to an effective registration under a Qualified Public Offering; or (iii) to any Person pursuant to Article 7.5 of the Restated Memorandum and Articles.

2.6          Prohibited Transfers.

(a)           General. In the event any Transferor should sell any Equity Securities in contravention of the co-sale rights of the Major Holders under Section 2.3 (a “Prohibited Transfer”), the Major Holders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Transferor shall be bound by the applicable provisions of such option.

(b)           Put Option. In the event of a Prohibited Transfer, each Major Holder shall have the right to sell to the Transferor the type and number of Equity Securities equal to the number of Equity Securities such Major Holder would have been entitled to transfer to the third-party Transferee under Section 2.3 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(i)            The price per share at which the shares are to be sold to the Transferor shall be equal to the price per share paid by the third-party Transferee to the Transferor in the Prohibited Transfer. The Transferor shall also reimburse each Major Holder for any and all fees and expense, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of such Major Holder’s rights under Section 2.

(ii)           Within ninety (90) days after the later of the dates on which the Major Holder (x) received notice of the Prohibited Transfer or (y) otherwise becomes aware of the Prohibited Transfer, such Major Holder shall, if exercising the option created hereby, deliver to the Transferor the certificate or certificates representing shares to be sold under this Section

2.6 by such Major Holder, each certificate to be properly endorsed for transfer.

(iii)          The Transferor shall, upon receipt of the certificate or certificates for the shares to be sold by a Major Holder, pursuant to this Section 2.6, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in subparagraph 2.6(b)(i), in cash or by other means acceptable to the Major Holder. The Company will concurrently therewith record such transfer on its books and update its register of members and will promptly thereafter and in any event within five (5) business days reissue certificates, as applicable, to the Transferor and the Major Holder reflecting the new securities held by them giving effect to such transfer.

(c)           Voidability of Prohibited Transfer. Notwithstanding the foregoing, any attempt by a Transferor to transfer Equity Securities in violation of this Section 2 shall be void, and the Company agrees it will not effect such a transfer nor will it treat any alleged Transferee as the holder of such shares without the written consent of a majority in voting power of the Holders.

3.              Assignments and Transfers; No Third-Party Beneficiaries. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. Unless otherwise provided herein, the rights of any Holder hereunder are only assignable (i) by such Holder to any other Holder, (ii) to an Affiliate of such Holder or (iii) to an assignee or transferee who acquires Equity Securities of the Company held by such Holder and who is not a Competitor of any Group Company, and each such assignee shall execute a joinder agreement and become a party to this Agreement as a Holder, and then in each case, with the consent of the Board of Directors, the Company may add each such assignee as a party to this Agreement as a “Holder” hereunder, without the need for any consent, approval or signature of any party to this Agreement. This Agreement and the rights and obligations of any party hereunder shall not otherwise be assigned without the mutual written consent of the other parties. Notwithstanding anything to the contrary in this Agreement, none of the Holders shall transfer its Equity Securities to any Person (individual or entity) unless and until it shall have furnished to the Company and the Major Holders a legal opinion in form and substance satisfactory to the Company and the Major Holders to the effect that any proposed transfer or resale of its Equity Securities to such Person is in compliance with all applicable Laws, including but not limited to the Laws of the PRC.

4.              Legend.          Each existing or replacement certificate for shares now owned or hereafter acquired by the Ordinary Holders (to the extent a physical share certificate has been or will be issued) shall bear the following legend:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND BETWEEN THE SHAREHOLDER, THE COMPANY AND CERTAIN HOLDERS OF SHARES OF THE COMPANY, AS AMENDED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

5.              Further Instruments and Actions. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. The parties agree to cooperate with each other, to the extent reasonably requested by other parties, to enforce rights and obligations pursuant hereto.

6.              Miscellaneous.

6.1          Governing Law. This Agreement shall be governed by and construed under the Laws of the State of California, without regard to the principles of conflicts of laws thereunder.

6.2          Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by express courier service, fax, electronic mail or similar means to the address as shown below the signature of such party on the signature page of this Agreement (or at such other address as such party may designate by fifteen (15) days’ advance written notice to the other parties to this Agreement given in accordance with this Section). Where a notice is sent by express courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by express service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of three (3) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

6.3          Term. This Agreement shall terminate upon (i) the closing of a Qualified Public Offering or (ii) the liquidation, dissolution, or winding up of the Company or the closing of a Trade Sale (as defined in the Restated Memorandum and Articles and the Share Purchase Agreement).

6.4          Entire Agreement. This Agreement and the other Transaction Documents (as defined in the Share Purchase Agreement and as amended) and any other written agreements entered into or to be entered into by and among the parties hereto concurrently with the execution of this Agreement and/or the other Transaction Documents (as the case may be) contains the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes all other agreements between or among any of the parties with respect to the subject matter hereof (including without limitation the Prior Agreement). For the avoidance of doubt, the parties hereby agreed and acknowledged that the Equity Securities of the Founder are subject to further, additional restrictions (if any) under the terms of the Founder Share Purchase Agreement.

6.5          Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of (i) the Company, (ii) the holders of a majority of the voting power of the Preferred Shares (voting as a separate class and on an as converted basis), except that, (1) any amendment or waiver affecting a holder of a particular series of Preferred Shares materially and adversely differently from the other holders of the same series of Preferred Shares shall require the consent of such adversely affected holder and (2) any amendment or waiver that materially and adversely impacts on a relative basis the specific rights of one series of Preferred Shares in comparison with the other series of Preferred Shares shall require the consent of the holders of at least a majority of the voting power of such adversely affected series of Preferred Shares; and (iii) the Person holding a majority in voting power of the Ordinary Shares then outstanding and held by full-time employees of the Group Companies, except that any such amendment or waiver that treats a holder of Ordinary Shares who are the then full-time employees of the Group Companies in a materially adverse manner than the other holders of Ordinary Shares who are the then full-time employees of the Group Companies in their capacity as such shall require the consent of such adversely affected holder. Notwithstanding the foregoing, any party may waive the observance as to such party of any provision of this Agreement which such party has the right to enforce (either generally or in a particular instance and either retroactively or prospectively) by an instrument in writing signed by such party without obtaining the consent of any other party. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the parties and their respective successors and assigns.

6.6          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, legal, and enforceable under all applicable Laws. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

6.7          Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.8          Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.9          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be treated as an original, but all of which together shall constitute one and the same instrument. Any counterpart or other signature delivered by facsimile or PDF copy shall be deemed for all purposes as being good and valid execution and delivery of this Agreement by that party.

6.10        Dispute Resolution.

(a)           Any dispute, controversy or claim arising out of, in connection with or relating to this Agreement, including the interpretation, validity, invalidity, breach or termination thereof (the “Dispute”), shall be resolved through consultation between the parties. Such consultation shall begin immediately after one party hereto has delivered to the other party hereto a written request for such consultation (the “Request for Consultation”). If within thirty (30) days following the date on which the Request for Consultation is delivered the Dispute cannot be resolved, the Dispute shall be submitted to arbitration upon the request of either party with written notice to the other (the “Notice”).

(b)           The arbitration shall be conducted in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the

Notice of Arbitration is submitted in accordance with the said Rules. The number of arbitrator shall be one. The arbitration shall be conducted in the English language. If the parties do not agree on the nomination of an arbitrator within thirty (30) days after the delivery of the Notice to the other party, the appointment shall be made by the HKIAC. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 6.10, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 6.10 shall prevail.

(c)           Each party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any doctrine of legal privilege or any confidentiality obligations binding on such party.

(d)           The costs of arbitration shall be borne by the losing party, unless otherwise determined by the arbitration tribunal.

(e)           When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement.

(f)            The award of the arbitration tribunal shall be final and binding upon the parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(g)           Either party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitration tribunal.

(h)           The arbitration tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of the State of California and shall not apply any other substantive Law.

6.11        Rights Cumulative. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

6.12        No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

6.13        No Presumption. The parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel.

6.14        Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damage for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

6.15        Aggregation of Shares. All shares held or acquired by Affiliates of a Holder shall be aggregated for purposed of determining the availability of any rights under this Agreement.

6.16        Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of Preferred Shares or Ordinary Shares, then, upon the occurrence of any subdivision, combination or share dividend of the Preferred Shares or Ordinary Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

6.17        Future Significant Holders of Ordinary Shares. The Company covenants that it will cause each of the future holders of Ordinary Shares that will own more than one percent (1%) of the Company’s then outstanding shares (calculated on a fully diluted and as converted basis) (the “Future Significant Holders of Ordinary Shares”) to enter into this Agreement and become subject to the terms and conditions hereof as an Ordinary Holder. The parties hereby agree that such Future Significant Holders of Ordinary Shares may become parties to this Agreement by executing a counterpart of this Agreement, without any amendment of this Agreement or any consent or approval of any parties hereof.

6.18        Right of First Refusal and Co-Sale Agreement to Control. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Restated Memorandum and Articles, the terms of this Agreement shall control. The parties agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Restated Memorandum and Articles so as to eliminate such inconsistency.

6.19        GSR Seal. Notwithstanding any other provision in this Agreement, this Agreement shall not be effective unless and until the ultimate general partner of each of GSR Ventures II, L.P. and GSR Associates II, L.P. has affixed its seal or chop on the appropriate signature page hereof.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

AdChina Ltd.

By:	/s/ AlanYan
Name:
Capacity:

Address:
211 Shi Men Yi Road,
Media Zone Jingan 20F
Shanghai 200041, China 200041
Tel: +21 62675588
Fax:+21 62679328
Attention: AlanYan

[Signature Page to Right of First Refusal and Co-Sale Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GSR Ventures II, L.P.

By:	GSR Partners II, L.P.
Its General Partner

By:	GSR Partners II, Ltd.
Its General Partner

By:	/s/ Richard Lim
Authorized Signatory

Address:
101 University Ave, 4th Floor
Palo Alto, CA 94301
Tel: +1-650-331-7300
Fax: +1-650-331-7301
Att: Richard Lim

GSR Associates II, L.P.

By:	GSR Partners II, L.P.
Its General Partner

By:	GSR Partners II, Ltd.
Its General Partner

By:	/s/ Richard Lim
Authorized Signatory

Address:
101 University Ave, 4th Floor
Palo Alto, CA 94301
Tel: +1-650-331-7300
Fax: +1-650-331-7301
Att: Richard Lim

[Signature Page to Right of First Refusal and Co-Sale Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Banean Holdings Ltd.

By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

Address:
101 University Ave, 4th Floor
Palo Alto, CA 94301
Tel: +1-650-331-7300
Fax: +1-650-331-7301
Att: Richard Lim

[Signature Page to Right of First Refusal and Co-Sale Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

News America Incorporated

By:	/s/ Authorized Signatory
Name:
Capacity:

Address:

1211 Avenue of the Americas
New York, NY 10036.
Tel: 212 852-7724
email: jnova@newscorp.com

[Signature Page to Right of First Refusal and Co-Sale Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Richmond China Media, L.P.

By:	Richmond China Media GP, LLC
Its:	General Partner

By:	/s/ Peter Kellner
Peter Kellner
Its:	Manager

Address:

c/o Richmond Management LLC
12 East 49th Street
40th Floor
New York, NY 10017
Tel: +212.430.0135

Uhuru Capital LLC

By:	/s/ Peter Kellner
Name: Peter Kellner
Title:

Address:

c/o Richmond Management LLC
12 East 49th Street
40th Floor
New York, NY 10017
Tel: +212.430.0135

[Signature Page to Right of First Refusal and Co-Sale Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Richmond China Media II, LP

By:	Richmond China Media II GP, LLC
Its:	General Partner

By:	/s/ Peter Kellner
Peter Kellner
Its:	Manager

Address:

12 East 49th Street, 40th Floor
New York, NY 10017

Uhuru China Media LLC

By:	/s/ Peter Kellner
Name: Peter Kellner
Title: Manager

Address:

12 East 49th Street, 40th Floor
New York, NY 10017

[Signature Page to Right of First Refusal and Co-Sale Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Norwest Venture Partners VII-A-Mauritius

By:	/s/ Kurt Betcher

Its:	Director

Address:

Norwest Venture Partners VII-A-Mauritius
c/o International Financial Services Limited
IFS Court, Twenty Eight, Cybercity, Ebene, Mauritius

Cc:
Kurt Betcher, Director
Norwest Venture Partners VII-A-Mauritius
525 University Avenue, Suite 800
Palo Alto, CA 94301

[Signature Page to Right of First Refusal and Co-Sale Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Arrowpoint Fundamental Opportunity Fund, LP

By: Arrowpoint Partners GP, LLC
its General Partner

By:	/s/ David Corkins
Name: David Corkins
Title: Managing Member

Address:
100 Fillmore Street, Suite 325
Denver, CO 80206

Iron Horse Investments, LLC

By: Arrowpoint Asset Management, LLC
its Investment Adviser

By:	/s/ David Corkins
Name: David Corkins
Title: Managing Member

Address:
100 Fillmore Street, Suite 325
Denver, CO 80206

Catalyst China, LLC

By:	/s/ Authorized Signatory
Name:
Title:

Address:

900 3rd Avenue, Suite 1000
New York, NY 10022

[Signature Page to Right of First Refusal and Co-Sale Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ORDINARY HOLDERS:

THE MARVELOUS ISLAND TRUST

By:	/s/ Chingwei Peter Cheng
CHINGWEI PETER CHENG

By:	/s/ Chingwei Peter Cheng
CHINGWEI PETER CHENG

Address:

525 Trinidad Lane
Foster City, CA 94404, USA

[Signature Page to Right of First Refusal and Co-Sale Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ORDINARY HOLDERS:

MAGNOLIA TRUST

By:	/s/ Liangjie Xu
LIANGJIE XU

By:	/s/ Liangjie Xu
LIANGJIE XU

Address:

12011 Magnolia Court
Saratoga, CA 95070, USA

[Signature Page to Right of First Refusal and Co-Sale Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FOUNDER:

Universe Access Enterprises Limited

By:	/s/ Fangjun (Alan) Yan
Fangjun (Alan) Yan

Master Field Management Limited

By:	/s/ Yuying Zhao
Yuying Zhao

By:	/s/ Fangjun (Alan) Yan
Fangjun (Alan) Yan

Address:
No. 47, Nan Chang Road,
Luwan District, Shanghai, PRC

[Signature Page to Right of First Refusal and Co-Sale Agreement]